EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Richard Peterson

Chief Financial Officer

Advanced BioEnergy, LLC

10201 Wayzata Boulevard, Suite 250

Minneapolis, MN 55305

(763) 226-2700

ADVANCED BIOENERGY ANNOUNCES CLOSING OF $118 MILLION

FINANCING FOR SOUTH DAKOTA FACILITIES

Minneapolis, Minnesota, October 15, 2007 – Advanced BioEnergy, LLC (ABE) today announced that its wholly-owned subsidiary, Heartland Grain Fuels, L.P., has closed on a $118 million financing for its South Dakota ethanol production facilities.  The financing consists of a $98.7 million senior secured facility (consisting of a $90.7 million construction and term facility and an $8.0 million working capital facility) and a $19 million tax exempt, subordinate secured financing.  The credit facilities will be used in combination to refinance Heartland Grain Fuels’ existing debt, complete construction of a 40 million gallons nameplate per year expansion facility at Heartland’s existing Aberdeen plant, and pay for operating costs at both the Aberdeen and Huron production facilities.

West LB AG, New York Branch, acted as administrative agent, collateral agent, issuing bank, sole bookrunner and syndication agent.  West LB AG, New York Branch, RaboBank and Santander acted as co-lead arrangers.  Dougherty & Company, LLC acted as financial advisor and Wells Fargo Bank, N.A. acted as bond trustee in connection with the $19 million subordinate financing package, consisting of Brown County, South Dakota tax exempt revenue bonds.

Advanced BioEnergy’s CEO, Revis L. Stephenson III, stated, “We believe that this financing provides us with sufficient debt financing to complete construction of our 40 million gallon nameplate capacity per year Aberdeen expansion facility.  Together with our third facility in Fairmont, Nebraska, which we expect will come on line in October of this year, and our existing operating facilities in Huron and Aberdeen, South Dakota, Advanced BioEnergy’s ethanol production capacity when fully operational will approach 200 million gallons per year.  Further, this financing demonstrates our lenders’ confidence in our business model.”

About Advanced BioEnergy, LLC

Organized in early 2005, ABE is a company specializing in corn-based ethanol production.  ABE presently operates 9 million gallons per year and 30 million gallons per year dry mill corn-production ethanol plants in Aberdeen and Huron, South Dakota, respectively.  ABE is currently building a 100-million gallons per year dry mill corn-processing ethanol plant near Fairmont, Nebraska (anticipated to be operational later this month) and an additional 40 million gallons per year of production capacity at its existing Aberdeen facility.  ABE also has development sites near Rochester, Indiana and Northfield, Minnesota.

Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause ABE’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in ABE’s periodic reports and other filings with the SEC, which are available at the SEC’s web site at www.sec.gov.

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